Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR
FISCAL 2013 SALES RESULTS

FOOTHILL RANCH, CA, February 6, 2014 (BUSINESS WIRE) -- The Wet Seal, Inc. (Nasdaq:WTSL), a leading specialty retailer to young women, today reported sales results for the 13-week and 52-week periods ended February 1, 2014 compared to the 14-week and 53-week periods ended February 2, 2013. Comparable store sales figures for the fourth quarter and full year of fiscal 2013 are versus the comparable 13-week and 52-week periods from last year, respectively.

Fourth Quarter Fiscal 2013

	Net Sales		Comparable Store Sales % Change
	$ in Millions	% Change From Last Year(1)	This Year	Last Year
Wet Seal	$111.5	-18.8%	-15.4%	-9.1%
Arden B	13.3	-45.6%	-25.0%	-3.1%
Total	$124.8	-22.8%	-16.5%	-8.3%

(1)	Versus the comparable 13-week period from last year, net sales for the fourth quarter of fiscal 2013 declined approximately 14% at Wet Seal, 43% at Arden B and 18% on a consolidated basis.

Full Year Fiscal 2013

	Net Sales		Comparable Store Sales % Change
	$ in Millions	% Change From Last Year(2)	This Year	Last Year
Wet Seal	$469.7	-5.1%	-3.6%	-10.1%
Arden B	60.4	-29.2%	-7.6%	-9.9%
Total	$530.1	-8.7%	-4.1%	-10.1%

(2)	Versus the comparable 52-week period from last year, net sales for fiscal 2013 declined approximately 3% at Wet Seal, 28% at Arden B and 7% on a consolidated basis.

John D. Goodman, Chief Executive Officer, stated, “We had a difficult fourth quarter, marked by ongoing softness in mall traffic, a highly promotional environment throughout the teen sector and elements of our assortments that did not resonate as well as we anticipated with our customers. This led to a greater than expected decline in comp store sales and pressured our merchandise margins. During this challenging period, we remain focused on the critical disciplines of expense control and inventory management. At fiscal year-end, inventory dollars per square foot were down approximately 9% versus the prior year at Wet Seal and down approximately 6% versus the prior year at Arden B.”

Mr. Goodman continued, “While we did not meet our expectations for the fourth quarter, we are encouraged by progress made during the course of fiscal 2013 under our turnaround plan, which enabled us to narrow our comparable store sales decline to 4.1% and improve year-over-year merchandise margins by more than 150 basis points.”

E-Commerce

Versus the comparable 13-week period from last year, fourth quarter e-commerce sales declined approximately 20%, comprised of an approximate 13% decline at Wet Seal and an approximate 43% decline at Arden B. Versus the comparable 52-week period from last year, fiscal 2013 e-commerce sales declined approximately 10%, comprised of an approximate 8% decline at Wet Seal and an approximate 20% decline at Arden B. Following the successful launch of its new e-commerce platform in late October, the Company experienced some transition issues during the fourth quarter, many of which have been addressed. The new platform enables customers to execute transactions more efficiently from any device, providing opportunity for improved conversion rates and prospective e-commerce sales growth.

Balance Sheet

The Company ended fiscal 2013 with approximately $46 million in cash and no debt. Management will discuss the Company’s fiscal 2014 operating strategies, capital spending plans and long-term growth initiatives on its fourth quarter earnings call, which is scheduled for March 20, 2014.

Goodman concluded, “We believe there is opportunity to drive improvement in our sales and margin trends in the spring season, which is traditionally one of our strongest periods of the year. We are entering the season with clean inventories, which should help us strike a balance between margin strength and the need to maintain compelling promotions. Additionally, we are executing against our marketing, mobile and social media strategies, which are designed to drive customer engagement and differentiate Wet Seal.”

Fourth Quarter Financial Guidance and Conference Call Details

The Company expects to report fourth quarter 2013 loss per diluted share, before non-cash asset impairments, of approximately $0.24. This compares to previously announced guidance for a loss per diluted share in the range of $0.14 to $0.17 and reflects lower than expected sales and greater than expected promotional activity during the period.

The Company will hold a conference call to discuss fourth quarter and full year fiscal 2013 financial results on Thursday, March 20, 2014 at 1:30 p.m. Pacific Time. The call will be hosted by John D. Goodman, Chief Executive Officer, and Steve Benrubi, Executive Vice President and Chief Financial Officer.

To participate in the call, please dial (877) 407-3982 or (201) 493-6780. A broadcast of the call will also be available on the Company’s web site at www.wetsealinc.com. A replay of the call will be available through April 3, 2014. To access the replay, please dial (877) 870-5176 or (858) 384-5517 and provide pin number 13574705.

Comparable Store Sales Reporting

Beginning in the first quarter of fiscal 2014, e-commerce sales will be included in the Company’s comparable store sales calculations. Additionally, effective in fiscal 2014, the Company will discontinue its quarterly sales reporting practice and instead will include comparable store sales figures in its earnings press releases.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 1, 2014, the Company operated a total of 532 stores in 47 states and Puerto Rico, including 475 Wet Seal stores and 57 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's estimated fiscal 2013 fourth quarter earnings guidance, year-end cash and inventory levels and fiscal 2014 spring season sales and margin improvement opportunities, as well as the intent, beliefs, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.